GSBF AGREEMENT

      The parties to this agreement are Randy Catanese, Robert Shull, Gary Burnie, and Floyd Cochran. Collectively, all parties are referred to as the "Agreed Parties" which includes their agents, assigns, controlled corporations, attorneys, employees and independent contractors.

      This is an amendment to the prior Settlement Agreement between the Agreed Parties dated June 21, 2002. The prior Settlement Agreement, and each and every term thereof, remains in effect. This amendment is providing additional terms to the prior Settlement Agreement. In the event of a conflict or contradiction between the Settlement Agreement and this amendment, the Settlement Agreement shall control except with respect to paragraph 1 of the Settlement Agreement which is hereby amended by this paragraph 1.

      The Agreed Parties further agree as follows:

      (1) The Agreed Parties shall obtain restricted shares in Direct Response Financial Services, Inc. ("DRFL") as follows - Gary Burnie 500,000 shares and Floyd Cochran 500,000 shares. Rob Shull shall coordinate with Mr. Burnie and Mr. Cochran the delivery of a Trust agreement showing such shares and the disposition of such shares in the Trust agreement. Both Mr. Burnie and Mr. Cochran agree to accept the instructions on the disposition of such shares pursuant to the Trust agreement. At this time the parties anticipate disposition of a minimum of 5,000 shares per month by all other parties related to this agreement.

      (2) The Agreed Parties, individually and jointly, ratify and confirm all prior stock issuances made by the Agreed Parties to themselves or to their controlled entities, specifically including 8,000,000 shares of restricted stock in GSBF which was issued in or about October, 2001, to each of the Agreed Parties for an aggregate amount of 32,000,000 shares. The shares shall be utilized in the same manner as those described in paragraph #1 above. At this time the parties anticipate disposition of a minimum of $5,000 per month by all the parties related to this agreement.

      (3) Mr. Catanese agree he will deliver 100,0000 shares of "DRFL" to Mr. Cochran provided there has been no business income paid to "GSBF" from Direct Card Services as detailed in #5 of this Agreement.

      (4) Rob Shull, or his controlled entities, shall deliver free trading shares, without restriction, in DRFL as follows - Gary Burnie 100,000 shares and Floyd Cochran 130,000 shares. Rob Shull shall coordinate with Mr. Burnie and Mr. Cochran the delivery of such shares on or before #7 of this agreement takes place.

      (5) Direct Card Services, LLC will transfer Twenty Percent (20%) of all gross receipts revenues derivative of its account with the Nevada Taxation and Revenue Department to GSBF for so long as "DCS" receives income from this account (Randy Catanese is signing as Managing Member for DCS to this Agreement). In addition, Direct Card Services LLC will transfer Ten Percent (10%) of all gross receipts revenues derivatives of its accounts with business income from all sources for a period of (5) five years from the date of the first payment. Mr. Catanese will work with Mr. Burnie to provide additional card processing revenue as appropriate and in accordance with the existing agent contract between DCS and GSBF.

      (6) All parties agree to work together to take GSBF to the NASD-OTCBB Bulletin Board, Mr. Burnie and Mr. Catanese will coordinate this effort.

      (7) Mr. Cochran will deliver all shares he is holding in "trust" in DRFL to Mr. Shull as soon as practicable. The delivery of such shares is a condition to every term and condition in this amendment. Such shares were identified by Mr. Cochran in a letter to Pacific Stock Transfer Company.

      The Agreed Parties agree that this Agreement is binding on themselves, their agents, assigns, controlled corporations, and heirs. The Agreed Parties further agree that the terms and conditions of this Agreement will remain privileged and confidential. The Agreed Parties further agree that they have the right and authority to enter into this Agreement and have been given the opportunity to seek counsel before signing this Agreement.

      Accordingly, this Agreement is executed and entered into this 22nd day of May, 2003.


                                        /s/ Randy Catanese
                                        -------------------------------
                                        Randy Catanese


                                        /s/ Robert Shull
                                        -------------------------------
                                        Robert Shull


                                        /s/ Floyd Cochran
                                        -------------------------------
                                        Floyd Cochran


                                        /s/ Gary Burnie
                                        -------------------------------
                                        Gary Burnie